PRESS RELEASE FOR
IMMEDIATE RELEASE
EAGLE BANCORP, INC
CONTACT:
Michael T. Flynn
301.986.1800

October 21, 2020
EAGLE BANCORP, INC. ANNOUNCES RECORD NET INCOME FOR THIRD QUARTER 2020 OF $41.3 MILLION

BETHESDA, MD., Eagle Bancorp, Inc. (the “Company”) (NASDAQ: EGBN), the parent company of EagleBank (the “Bank”), today announced quarterly net income of $41.3 million for the three months ended September 30, 2020, a 13.2% increase, as compared to $36.5 million net income for the three months ended September 30, 2019. Net income per basic and diluted common share for the three months ended September 30, 2020 was $1.28 compared to $1.07 for the same period in 2019.
Third Quarter Key Metrics
•Record net income of $41.3 million supported by gain on sale of loans of $12.2 million
•Lower credit costs and OREO recovery
•Net interest margin of 3.08%
•Nonperforming assets were 0.62% of total assets and the allowance for credit losses on loans was 1.40% of total loans (CECL adopted January 1, 2020)
•Improved operating leverage resulting in efficiency ratio of 38.10%

At the end of the third quarter of 2020 the Company's assets totaled $10.1 billion, representing 12.2% growth over the third quarter of 2019. For the third quarter of 2020 return on average assets ("ROAA") was 1.57%, return on average common equity ("ROACE") was 14.46%, and return on average tangible common equity ("ROATCE") was 15.93%. A reconciliation of GAAP to non-GAAP financial measures is provided in the tables that accompany this document.

“I am very pleased with the overall results of operations for the third quarter of 2020 at a time when the COVID-19 pandemic is having a significant effect on the business climate and operating environment. Highlights included the highest level of quarterly net income and total revenue in the Company’s history, continuing growth in the balance sheet, wherein assets exceeded $10 billion at quarter-end, solid asset quality, and a continuing trend of very favorable operating leverage as exhibited by an efficiency ratio of 38.10%," noted Susan G. Riel, President and Chief Executive Officer of Eagle Bancorp, Inc. "Loan growth in the third quarter was significantly impacted by construction loan payoffs, which reflected a successful completion of those projects and the closing out of related credit facilities. Ongoing project financing was slowed by diminished business activity associated with the COVID-19 pandemic environment.”

"We once again thank all of our employees for their commitment and diligence in serving client needs and following safe health practices. As we look toward the final quarter of 2020, our goal is to maintain strong operating performance. We will continue to proactively manage any credit concerns including resolving matters related to credit deferrals while delivering best-in-class service to our customers. We will continue to exercise prudent oversight of expenses, while retaining an infrastructure that is competitive, supports our growth initiatives, and proactively enhances our risk management systems as we continue to grow.”

Balance Sheet Highlights

•Total assets at September 30, 2020 were $10.1 billion, a 12.2% increase as compared to $9.0 billion at September 30, 2019, and a 12.4% increase as compared to $9.0 billion at December 31, 2019.

•Total loans (excluding loans held for sale) were $7.9 billion at September 30, 2020, a 4.2% increase as compared to $7.56 billion at September 30, 2019, and a 4.4% increase as compared to $7.55 billion at December 31, 2019. Paycheck Protection Program ("PPP") loans represented $456.1 million of total loans at the end of the third quarter. Excluding PPP loans, the decrease in loan balance is mostly attributable to the successful completion of construction projects and the related construction loan payoffs.

•Loans held for sale amounted to $79.1 million at September 30, 2020 as compared to $52.2 million at September 30, 2019, a 51.5% increase, and $56.7 million at December 31, 2019, a 39.5% increase.

•Investment portfolio totaled $977.6 million at September 30, 2020, a 38.0% increase from the $708.5 million balance at September 30, 2019. As compared to December 31, 2019, the investment portfolio at September 30, 2020 increased by $134.2 million, or 15.9% due primarily to the deployment of deposit inflows into higher yielding assets.

•Total deposits at September 30, 2020 were $8.2 billion, compared to deposits of $7.4 billion at September 30, 2019, a 10.5% increase, and a 13.2% increase compared to deposits of $7.2 billion at December 31, 2019.

•Total borrowed funds (excluding customer repurchase agreements) were $568.0 million at September 30, 2020, $317.6 million at September 30, 2019, and $467.7 million at December 31, 2019.

•Total shareholders’ equity increased 3.3% to $1.22 billion at September 30, 2020 compared to $1.18 billion at September 30, 2019, and increased 2.8% from $1.19 billion at December 31, 2019.

The increase in shareholders’ equity at September 30, 2020 compared to the same period in 2019 was primarily the result of growth in retained earnings partially offset by $66 million in stock repurchases, dividends declared of $21.3 million, and by the day one current expected credit losses ("CECL") entry of $10.9 million net of taxes.

•The Company’s capital ratios remain substantially in excess of regulatory minimum requirements.
•Total risk based capital ratio increased to 16.72% at September 30, 2020, as compared to 16.08% at September 30, 2019, and 16.20% at December 31, 2019.
•Both common equity tier 1 (“CET1”) risk based capital and tier 1 risk based capital ratios increased to 13.19% at September 30, 2020, as compared to 12.76% at September 30, 2019, and 12.87% at December 31, 2019.
•Tier 1 leverage ratio was 10.82% at September 30, 2020, as compared to 12.19% at September 30, 2019, and 11.62% at December 31, 2019.
•Common equity ratio was 12.11% at September 30, 2020, compared to 13.16% at September 30, 2019, and 13.25% at December 31, 2019. Tangible common equity ratio was 11.18% at September 30, 2020, compared to 12.13% at September 30, 2019 and 12.22% at December 31, 2019. A reconciliation of GAAP to non-GAAP financial measures is provided in the tables that accompany this document.
•Book value per share was $37.96 at September 30, 2020, an 8.1% increase compared to $35.13 for the same period in 2019. Tangible book value per share was $34.70 at September 30, 2020, an 8.4% increase over $32.02 for the same period in 2019. A reconciliation of GAAP to non-GAAP financial measures is provided in the tables that accompany this document.

Income Statement Highlights (3Q2020 versus 3Q2019)

•Net interest income was $79.0 million for the three months ended September 30, 2020 and $81.0 million for the same period in 2019. The decrease resulted from a decline in the net interest margin substantially offset by growth in average earning assets of 17.9%.

•Net interest margin was 3.08% for the three months ended September 30, 2020, as compared to 3.72% for the three months ended September 30, 2019, which reflects the impact of lower interest rates and higher cash balances given strong deposit flows, partially offset by improved funding mix and lower funding costs. Additionally, the net interest margin was negatively impacted by approximately three basis points due to lower rates on PPP loans.

•Provision for credit losses was $6.6 million for the three months ended September 30, 2020 as compared to $3.2 million for the three months ended September 30, 2019. The higher provisioning in the third quarter of 2020, as compared to the third quarter of 2019, was primarily due to the implementation of the CECL accounting standard for credit loss allowances and the impact of COVID-19 on our actual and expected future credit losses.

•Reserve for Unfunded Commitments decreased $2.1 million during third quarter 2020 attributable primarily to a decrease in unfunded commitments in accordance with CECL.

•Net charge-offs of $5.2 million in the third quarter of 2020 represented an annualized 0.26% of average loans, excluding loans held for sale, as compared to $1.5 million, or an annualized 0.08% of average loans, excluding loans held for sale, in the third quarter of 2019. Net charge-offs in the third quarter of 2020 were attributable primarily to two large commercial real estate relationships totaling $4.9 million.

•Noninterest income for the three months ended September 30, 2020 increased to $17.8 million from $6.3 million for the three months ended September 30, 2019, a 182.6% increase, due substantially to $9.5 million higher gains on the sale of residential mortgage loans, $1.2 million gain on the sale of an OREO property, and $912 thousand higher gains associated with the origination, securitization, sale and servicing of FHA loans.
•Owing to the historically low interest rate environment and refinance activity, residential mortgage loan locked commitments were $593.0 million for the third quarter of 2020 as compared to $282.1 million for the third quarter of 2019.
•Prior to the third quarter, revenue associated with best efforts loans was recognized at closing. As best efforts pipeline volumes increased dramatically in the third quarter, the company changed accounting methodology by which gains associated with the best efforts pipeline are recognized to align with GAAP, such that these gains are recognized as these loans are locked. As a result, an additional $1.6 million in noninterest income associated with the residential mortgage operations was recognized in the third quarter of 2020. The impact of this change in methodology on revenue associated with best efforts loans in prior reporting periods is immaterial.

•Noninterest expenses totaled $36.9 million for the three months ended September 30, 2020, as compared to $33.5 million for the three months ended September 30, 2019, a 10.3% increase, due substantially to increased FDIC fees and rent expense as discussed further below.

•FDIC insurance expenses increased $2.1 million from third quarter 2019 to third quarter 2020 due to a nonrecurring $1.1 million credit in the third quarter of 2019 and a higher assessment base in the third quarter of 2020 resulting from growth in total assets.
•Premise and equipment expenses increased by $1.6 million, or 46%, for the third quarter of 2020 over the same period of 2019. In accordance with ASC 842 on Leases, a $1.7 million one-time adjustment to rent expense was recorded during the third quarter as our internal review process identified a lease extension that was not originally recorded in the lease balances reflected in the Statement of Condition upon implementation of the new lease accounting standard.
•Legal, accounting and professional fees decreased by $528 thousand from third quarter 2019 to third quarter 2020, as the Bank recognized receivables on legal expenditures associated with insurance coverage where we believe we have a high likelihood of recovery pursuant to our D&O insurance policies. The Bank does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time. Legal fees and expenditures of $957 thousand for the third quarter of 2020 were primarily associated with previously disclosed ongoing governmental investigations and related subpoenas and document requests and our defense of the previously disclosed class action lawsuit.
•Data Processing fees increased by $517 thousand related to an increase in licensing fees.

•Efficiency ratio was 38.10% for the third quarter of 2020, as compared to 38.34% for the third quarter of 2019, due in part to strong noninterest income performance and lower legal expenses during the third quarter of 2020 compared to 2019.

•Effective income tax rate for the third quarter of 2020 was 25.4% as compared to 27.9% for the third quarter of 2019. The decrease was due to additional tax credits in 2020 compared to 2019 as well as reduced unfavorable tax differences for disallowed compensation deductions in respect of compensation for key executives in 2020. On an interim basis, tax expense is recorded using an annual forecasted effective tax rate. The forecast for 2020 is lower than 2019 due to increased credit reserves significantly attributable to COVID-19. As a result, the annual effective tax rate recorded on an interim basis declined.

Income Statement Highlights (First Nine Months 2020 versus First Nine Months 2019)

•Net interest income decreased 1.3% for the nine months ended September 30, 2020 over the same period in 2019 ($240.1 million versus $243.3 million), resulting from net interest margin declines despite growth in average earning assets of 17.0%.

•Net interest margin was 3.27%  for the nine months ended September 30, 2020, as compared to 3.88% for the nine months ended September 30, 2019. This decline was owing in part to the COVID-19 pandemic, to the sharply lower interest rate environment in 2020 as compared to 2019, and to substantially higher on balance sheet liquidity.

◦While the Company has been proactive in lowering its cost of funds (0.75% for the first nine months of 2020 compared to 1.26% in 2019), the yield on earning assets declined by 112 basis points (from 5.14% to 4.02%).
◦Additionally, the net interest on margin was negatively impacted by approximately two basis points due to lower rates on PPP loans.

•Provision for credit losses was $40.7 million for the nine months ended September 30, 2020 as compared to $10.1 million for the nine months ended September 30, 2019. The higher provisioning for the nine months ended September 30, 2020, as compared to the same period in 2019, is primarily due to the implementation of CECL and the impact of COVID-19 on our actual and expected future credit losses.

•Net charge-offs of $14.6 million for the nine months ended September 30, 2020 represented an annualized 0.25% of average loans, excluding loans held for sale, as compared to $6.4 million, or an annualized 0.12% of average loans, excluding loans held for sale, in the first nine months of 2019. Net charge-offs in the first nine months of 2020 were attributable primarily to commercial loans ($7.2 million) and commercial real estate loans ($7.2 million).

•Noninterest income for the nine months ended September 30, 2020 increased to $35.8 million from $19.0 million for the nine months ended September 30, 2019, an 89% increase, due substantially to $10.3 million higher gains on the sale of residential mortgage loans, $3.4 million higher gains associated with the origination, securitization, sale, and servicing of FHA loans, $1.4 million higher small business investment company ("SBIC") income, $1.2 million gain on the sale of an OREO property, $1.2 million higher swap fee income, and $703 thousand higher commitment fees, partially offset by less service charges on deposits of $1.4 million.

•Owing to the historically low interest rate environment and refinance activity, residential mortgage loan locked commitments were $1.4 billion for the first nine months ended September 30, 2020 as compared to $674.2 million for the first nine months of 2019.

•Residential lending gains for the first nine months of 2020 include $2.6 million in hedge and mark to market losses incurred during the first quarter of 2020 attributable to the Federal Reserve’s market actions negatively impacting mortgage backed securities pricing combined with sharp declines in servicing right valuations associated with investor uncertainty surrounding COVID-19.
•Prior to the third quarter, revenue associated with best efforts loans was recognized at closing. As best efforts pipeline volumes increased dramatically in the third quarter, the company changed accounting methodology by which gains associated with the best efforts pipeline are recognized to align with GAAP, such that these gains are recognized as these loans are locked. As a result, an additional $1.6 million in noninterest income associated with the residential mortgage operations was recognized in the first nine months of September 30, 2020. The impact of this change in methodology on revenue associated with best efforts loans in prior reporting periods is immaterial.
•Gain on sale of investment securities was $1.7 million and $1.6 million for the nine months ended September 30, 2020 and 2019, respectively.

•Noninterest expenses totaled $109.2 million for the nine months ended September 30, 2020, as compared to $105.1 million for the nine months ended September 30, 2019, a 3.8% increase.

•Salaries and employee benefits were $54.3 million, a decrease of $6.2 million or 10.2% for the first nine months ended September 30, 2020 compared to $60.5 million for the same period in 2019. The decrease was primarily due to the $6.2 million of largely nonrecurring charges accrued in the first quarter of 2019 related to share based compensation awards and the resignation of our former CEO and Chairman in March 2019, of which a portion was released in the second quarter of 2020. The decrease was partially offset by higher salaries attributable to merit increases and increased headcount in the first nine months of 2020.
•Legal, accounting and professional fees were $14.1 million, an increase of $6.0 million or 74%. Legal fees and expenditures of $8.0 million for the first nine months of 2020 were primarily associated with previously disclosed ongoing governmental investigations and related subpoenas and document requests and our defense of the previously disclosed class action lawsuit, where we filed a motion to dismiss on April 2, 2020. Briefing on our motion is now complete and is under consideration by the court. The amount of legal fees and expenditures for the year is net of expected insurance coverage where we believe we have a high likelihood of recovery pursuant to our D&O insurance policies but does not include any offset for potential claims we may have in the future as to which recovery is impossible to predict at this time.
•FDIC expenses increased $3.2 million (from $2.3 million to $5.6 million) due to a nonrecurring $1.1 million credit in the third quarter of 2019 and a higher assessment base resulting from growth in total assets.
•Premises and equipment expenses were $1.4 million higher for the first nine months of 2020 as compared to same period in 2019. In accordance with ASC 842 on Leases, we recorded $1.7 million to rent expense during the third quarter 2020 as our internal review process identified a lease extension that was not originally recorded in the lease balances reflected in the Statement of Condition upon implementation of the new lease accounting standard.
•Data processing increased by $794 thousand due to an increase in licensing agreements and network expenses.
•Other expenses decreased by $700 thousand primarily related to $2.3 million lower broker fees, offset by $931 thousand higher OREO property tax expense on a single relationship, and $378 thousand higher franchise taxes.

•Efficiency Ratio for the first nine months of 2020 was 39.56% as compared to 40.08% for the same period in 2019.

•Effective income tax rates were 25.4% and 26.9% for the first nine months of September 2020 and 2019, respectively. The decrease in the effective tax rate was mainly attributable to a reduction for unfavorable tax differences for disallowed compensation deductions in respect of compensation for key executives, mainly related to the compensation of our former CEO and Chairman who resigned in March 2019 as well as additional tax credits in 2020 compared to 2019. On an interim basis tax expense is recorded using an annual forecasted effective tax rate. The forecast for 2020 is lower than 2019 due to increased credit reserves significantly attributable to COVID-19. As a result, the annual effective tax rate on an interim basis declined.

Additional Quarterly Financial Commentary

Loans, Deposits, Yields and Rates:

The Company continues to focus on changes in average balances quarter over quarter and year over year since that measure more directly impacts income statement results. Comparing average balances in the third quarter of 2020 versus the second quarter of 2020, average loans declined 1.3% while average deposits increased by 1.3%. At September 30, 2020, the Bank had advances outstanding of $466.0 million to just over 1,400 businesses under the PPP program.

In the third quarter of 2020, as average U.S. Treasury rates in the two to five year range declined by approximately seven basis points and the average yield curve remained fairly flat, the Company experienced 18 basis points of net interest margin compression (from 3.26% to 3.08%) as compared to the second quarter of 2020. In addition, our cost of funds declined 7 basis points (from 0.65% to 0.58%), while the yield on earning assets declined by 25 basis points (from 3.91% to 3.66%). Average liquidity for the third quarter was $1.3 billion versus $1.1 billion for the second quarter of 2020. The yield on our loan assets was negatively impacted by the low interest rate environment in the third quarter of 2020, including a 19 basis point decline in the average one-month LIBOR rate. A substantial portion of the variable rate loan portfolio has interest rate floors which cushioned the decline in loan yields.

In the third quarter of 2020, period end total loans declined 1.3% over June 30, 2020, while total deposits increased 1.3% over June 30, 2020. New loans settled in the third quarter of 2020 were below average levels due substantially to the COVID-19 environment, while loan payoffs were close to average levels. Average unfunded loan commitments declined immaterially in third quarter 2020 from the previous seven quarters, from an average of $2.3 billion to just below $2.0 billion. The Company continues to emphasize achieving core deposit growth and we continue to seek well-structured new loan opportunities. The mix of noninterest deposits to total deposits remained favorable and averaged 31.7% in the third quarter of 2020, as compared to 29.5% in the third quarter of 2019.

The net interest margin was 3.08% for the third quarter of 2020, down 64 basis points from the third quarter of 2019. In addition to the current sharply lower interest rate environment as compared to 2019, there was less focus on higher risk and higher yielding construction lending and more attention towards strong commercial real estate credits secured by stabilized income producing properties. The yield on the loan portfolio was 4.46% for the third quarter of 2020 as compared to 5.39% for the third quarter of 2019 and 4.63% for the second quarter of 2020. The addition of the PPP loans at an average yield of 2.41% for the quarter negatively impacted the overall yield of the total loan portfolio by approximately 13 basis points. The cost of funds was 0.58% for the third quarter of 2020 as compared to 1.28% for the third quarter of 2019 and 0.65% for the second quarter of 2020.

Asset Quality:

Asset quality measures remained solid at September 30, 2020. Net charge-offs (annualized) were 0.26% of average loans for the third quarter of 2020 (attributable mostly to two credits), as compared to 0.08% of average loans for the third quarter of 2019. At September 30, 2020, the Company’s nonperforming loans amounted to $58.1 million (0.74% of total loans) as compared to $57.7 million (0.76% of total loans) at September 30, 2019, and $48.7 million (0.65% of total loans) at December 31, 2019. Nonperforming assets amounted to $63.0 million (0.62% of total assets) at September 30, 2020 compared to $59.1 million (0.66% of total assets) at September 30, 2019 and $50.2 million (0.56% of total assets) at December 31, 2019.

As discussed in the first quarter 2020 earnings release, the new accounting CECL standard (ASC 326) was adopted by the Company in the first quarter of 2020. CECL required a significant change in how banks assess credit risk and establish reserves for possible future loan losses. Two significant changes under the new standard are the requirements to establish loan loss reserves at loan origination considering the entire life of the loan and to estimate lifetime loss reserves by modeling a forecast that is impacted by economic assumptions.

Under the CECL standard and based on the January 1, 2020 effective date, the Company made an initial adjustment to the allowance for credit losses of $10.6 million along with $4.1 million to the reserve for unfunded commitments. This adjustment increased the ratio of the allowance to total loans from 0.98% at December 31, 2019 to 1.12% at January 1, 2020. Based on our ongoing risk analysis and modeling through March 31, 2020, under the CECL allowance methodology, the Company further increased the allowance for loan losses to 1.23% as of March 31, 2020 and again to 1.36% as of June 30, 2020, which included the assessment of COVID-19 risks as of March 31, 2020 and as of June 30, 2020, respectively. Based on our ongoing risk analysis and modeling through September 30, 2020, under the CECL allowance methodology, the Company further increased the allowance for loan losses to 1.40% of total loans, which reflects COVID-19 risks assessments and an updated unemployment forecast for the Washington, D.C. metropolitan area. Additionally, the qualitative risk factors have been increased associated with our higher mix of Accommodation & Food Services industry loans. We have also made additional qualitative overlays for loans that are on their second deferrals. The September 2020 unemployment forecast was less severe than the June forecast. Management believes its allowance for credit losses, at 1.40% of total loans (excluding loans held for sale) at September 30, 2020, is adequate to absorb expected credit losses within the loan portfolio at that date. Although the Company continues to monitor its loan portfolio and its borrowers' uncertainty remains about the duration of the COVID-19 pandemic and its impacts and further significant negative impact may occur. Under the prior accounting standard known as the incurred loss model, the allowance for credit losses was 0.98% at both September 30, 2019 and December 31, 2019. The allowance for credit losses of $110.2 million at September 30, 2020 represented 190% of nonperforming loans at that date, as compared to a coverage ratio of 128% at September 30, 2019 and 151% at December 31, 2019.

The COVID-19 pandemic, which began in the U.S. in the first quarter of 2020, raised significant concerns in the outlook over bank credit quality, particularly in certain industries, as COVID-19 resulted in the closure or restriction of businesses across the region as stay-at-home orders were given in the various municipalities in which the Company operates. Among those industries most clearly impacted is the Accommodation and Food Service industry. Exposure to this industry (as shown in the chart below) represents 10.2% of the Bank’s loan portfolio as of September 30, 2020. Management is closely monitoring borrowers and remains attentive to signs of deterioration in borrowers’ financial conditions and is proactively taking steps to mitigate risk as appropriate, including placing loans on nonaccrual status. There remains uncertainty regarding the region’s overall economic outlook given lack of clarity over how long COVID-19 will continue to impact our region. Management has been working with customers on payment deferrals (generally 90 days) to assist client companies in managing through this crisis. These deferrals amounted to 321 notes and $851 million at September 30, 2020 (10.8% of total loans) as compared to 708 notes representing $1.6 billion in outstanding exposure as of June 30, 2020.

Industry/Collateral Type	Number of Notes	Total Outstanding (in millions)	Deferred Note Count	Total Deferred Outstanding (in millions)	% Outstanding Deferred	Weighted Avg LTV of RE Collateral	Avg Loan Size (in millions)
Hotels	43	$532	17	$387	72.7%	60%	$22.8
Transportation & Warehousing	66	$173	34	$134	77.5%	65%	$3.9
Restaurants	427	$274	127	$115	42.0%	61%	$0.9
Retail	319	$475	17	$73	15.4%	69%	$4.3
Other Real Estate	919	$3,752	21	$34	0.9%	47%	$1.6
Healthcare	196	$249	8	$28	11.2%	67%	$3.5
Art/Entertainment/Recreation	65	$138	8	$23	16.7%	15%	$2.9
Other	2,992	$2,287	89	$57	2.5%	60%	$0.6
Total	5,027	$7,880	321	$851	10.8%		$2.7

Management believes that none of these deferrals have met the criteria for treatment under GAAP as troubled debt restructurings (TDRs). Additionally, none of the deferrals are reflected in the Company’s balance sheet and asset quality measures due to the provision of the Coronavirus Aid Relief and Economic Security Act (the "CARES Act") that permits U.S. financial institutions to temporarily suspend the GAAP requirements to treat such short-term loan modifications as TDR. These provisions have also been confirmed by interagency guidance issued by the federal banking agencies and confirmed with staff members of the Financial Accounting Standards Board. Other loan portfolio areas of concern at September 30, 2020 and additional COVID-19 loan related matters are discussed below.

COVID-19 Discussion Matters

Employee Matters:

Management continues to acknowledge the flexibility and engagement of our hard working employees during this crisis. As the COVID-19 pandemic has unfolded, the majority of our workforce transitioned quickly to remote access operations. Our information technology infrastructure continues to support our organization in working predominantly remotely as we continue to service the needs of our clients. While we continue to temporarily allow the majority of our employees to work remotely, there are some functions that require a physical presence at our banking offices. While there has been no decision at this time to return to the workplace, we have established general guidelines for returning that include having employees maintain safe distances, staggered work schedules to limit the number of employees in a single location, more frequent cleaning of our facilities and other practices encouraging a safe working environment during this challenging time, including required COVID-19 training programs. Management remains connected to employees through periodic company-wide telephonic meetings and regular notifications and updates through both email and the Company’s intranet.

Branch Hours:

Branch hours and availability which were modified in consideration of the safety of our employees and clients were reinstated in the second quarter of 2020. All branches have been opened with advanced safety measures and are available during regular business hours to meet the needs of our clients for the third quarter of 2020.

The CARES Act:

Enacted March 27, 2020 the CARES Act included several provisions designed to provide relief to individuals and businesses as well as the banking system. Among the more significant components of this legislation for our Company was the creation of the $350 billion PPP, which program was further expanded by Congress in the second quarter of 2020, to a total of $660 billion. Loans made under the PPP are fully guaranteed as to principal and interest by the Small Business Administration (“SBA”), whose guarantee is backed by the full faith and credit of the U.S. Government. PPP-covered loans also afford borrowers forgiveness up to the principal amount of the PPP-covered loan if the proceeds are used to retain workers and maintain payroll or make mortgage interest, lease and utility payments. The SBA will reimburse PPP lenders for any amount of a PPP-covered loan that is forgiven.

As an SBA preferred lender, the Bank actively participated in the PPP program, and at September 30, 2020 had an outstanding balance of PPP loans of $466.0 million to just over 1,400 businesses. The average rate on these loans is 1.00% and the average yield which includes fee amortization was 2.41% for the third quarter of 2020. The lower loan yield on these PPP loans negatively affected third quarter loan portfolio yields by 13 basis points. For the first nine months of 2020, the average rate on these loans is 1.00% and the average yield which includes fee amortization was 2.62%. The lower loan yield on these PPP loans negatively affected nine month loan portfolio yields in 2020 by seven basis points.

Loan Portfolio Exposures:

Industry areas of potential concern within the Loan Portfolio are presented below as of September 30, 2020:

Industry	Principal Balance (in thousands)		% of Loan Portfolio
Accommodation & Food Services	$804,712	1	10.2%
Retail Trade	$99,202	2	1.3%

1 Includes $81,983 of PPP loans.
2 Includes $13,561 of PPP loans.

Concerns over exposures to the Accommodation and Food Service industry and retail remain the most immediate at this time. Accommodation and Food Service exposure represents 10.2% of the Bank’s loan portfolio as of September 30, 2020 among 331 customers. Retail trade exposure represents 1.3% of the Bank’s loan portfolio. The Bank has ongoing extensive outreach to these customers, and is assisting where necessary with PPP loans and payment deferrals or interest only periods in the short term as customers work with the Bank to develop longer term stabilization strategies as the landscape of the COVID-19 pandemic evolves. The duration and severity of the pandemic will likely impact future credit challenges in these areas.

In addition to the specific industry data listed above, the Bank has exposure on loans secured by commercial real estate of the following property types as of September 30, 2020:

Property Type	Principal Balance (in thousands)	% of Loan Portfolio
Restaurant	$46,710	0.6%
Hotel	$35,782	0.5%
Retail	$389,485	4.9%

Although not evidenced at September 30, 2020, it is anticipated that some portion of the CRE loans secured by the above property types could be impacted by the tenancies associated with impacted industries. The Bank is working with CRE investor borrowers and monitoring rent collections as part of our portfolio management process.
The financial information which follows provides more detail on the Company’s financial performance for the three and nine months ended September 30, 2020 as compared to the three and nine months ended September 30, 2019 as well as providing eight quarters of trend data. Persons wishing additional information should refer to the Company’s Form 10-K for the year ended December 31, 2019 and other reports filed with the Securities and Exchange Commission (the “SEC”).

About Eagle Bancorp: The Company is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and operates through twenty branch offices, located in Suburban Maryland, Washington, D.C. and Northern Virginia. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Conference Call: Eagle Bancorp will host a conference call to discuss its third quarter 2020 financial results on Thursday, October 22, 2020 at 10:00 a.m. eastern time. The public is invited to listen to this conference call by dialing 1.877.303.6220, conference ID Code 4653118, or by accessing the call on the Company’s website, www.EagleBankCorp.com. A replay of the conference call will be available on the Company’s website through November 5, 2020.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “can,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” “could,” “strive,” “feel” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market (including the macroeconomic and other challenges and uncertainties resulting from the COVID-19 pandemic, including on our credit quality and business operations), interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, the Company’s upcoming Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and in other periodic and current reports filed with the SEC. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. All information is as of the date of this press release. Any forward-looking statements made by or on behalf of the Company speak only as to the date they are made. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Eagle Bancorp, Inc.
Consolidated Financial Highlights (Unaudited)
(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Income Statements:
Total interest income	$93,833	$109,034	$295,306	$322,447
Total interest expense	14,795	28,045	55,161	79,112
Net interest income	79,038	80,989	240,145	243,335
Provision for credit losses	6,607	3,186	40,654	10,146
Provision for Unfunded Commitments	(2,078)	—	974	—
Net interest income after provision for credit losses	74,509	77,803	198,517	233,189
Noninterest income (before investment gain)	17,729	6,161	34,159	17,337
Gain on sale of investment securities	115	153	1,650	1,628
Total noninterest income	17,844	6,314	35,809	18,965
Total noninterest expense	36,915	33,473	109,154	105,136
Income before income tax expense	55,438	50,644	125,172	147,018
Income tax expense	14,092	14,149	31,847	39,531
Net income	$41,346	$36,495	$93,325	$107,487
Per Share Data:
Earnings per weighted average common share, basic	$1.28	$1.07	$2.88	$3.12

Earnings per weighted average common share, diluted	$1.28	$1.07	$2.88	$3.12
Weighted average common shares outstanding, basic	32,229,322	34,232,890	32,433,963	34,418,154
Weighted average common shares outstanding, diluted	32,250,885	34,255,889	32,458,100	34,450,876
Actual shares outstanding at period end	32,228,636	33,720,522	32,228,636	33,720,522
Book value per common share at period end	$37.96	$35.13	$37.96	$35.13
Tangible book value per common share at period end (1)	$34.70	$32.02	$34.70	$32.02
Dividend per common share	$0.22	$0.22	$0.66	$0.44
Performance Ratios (annualized):
Return on average assets	1.57%	1.62%	1.24%	1.66%
Return on average common equity	14.46%	12.09%	10.44%	12.34%
Return on average tangible common equity	15.93%	13.25%	11.45%	13.57%
Net interest margin	3.08%	3.72%	3.27%	3.88%
Efficiency ratio (2)	38.10%	38.34%	39.56%	40.08%
Other Ratios:
Allowance for credit losses to total loans (3)	1.40%	0.98%	1.40%	0.98%
Allowance for credit losses to total nonperforming loans	189.83%	127.87%	189.83%	127.87%
Nonperforming loans to total loans (3)	0.74%	0.76%	0.74%	0.76%
Nonperforming assets to total assets	0.62%	0.66%	0.62%	0.66%
Net charge-offs (annualized) to average loans (3)	0.26%	0.08%	0.25%	0.12%
Common equity to total assets	12.11%	13.16%	12.11%	13.16%
Tier 1 capital (to average assets)	10.82%	12.19%	10.82%	12.19%
Total capital (to risk weighted assets)	16.72%	16.08%	16.72%	16.08%
Common equity tier 1 capital (to risk weighted assets)	13.19%	12.76%	13.19%	12.76%
Tangible common equity ratio (1)	11.18%	12.13%	11.18%	12.13%
Loan Balances - Period End (in thousands):
Commercial and Industrial	$1,524,613	$1,466,862	$1,524,613	$1,466,862
PPP loans	$456,115	$—	$456,115	$—
(continued)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Commercial real estate - owner occupied	$997,645	$956,345	$997,645	$956,345
Commercial real estate - income producing	$3,724,839	$3,812,284	$3,724,839	$3,812,284
1-4 Family mortgage	$82,385	$104,563	$82,385	$104,563
Construction - commercial and residential	$879,144	$1,053,789	$879,144	$1,053,789
Construction - C&I (owner occupied)	$140,357	$81,916	$140,357	$81,916
Home equity	$72,648	$8,117	$72,648	$81,117
Other consumer	$2,509	$2,285	$2,509	$2,285
Average Balances (in thousands):
Total assets	$10,473,595	$8,923,406	$10,084,081	$8,659,916
Total earning assets	$10,205,939	$8,655,196	$9,814,305	$8,391,463
Total loans	$7,910,260	$7,492,816	$7,859,188	$7,265,726
Total deposits	$8,591,912	$7,319,314	$8,258,352	$7,068,137
Total borrowings	$596,472	$345,464	$560,427	$360,920
Total shareholders’ equity	$1,211,145	$1,197,513	$1,193,988	$1,164,541
(1) Tangible common equity to tangible assets (the "tangible common equity ratio"), tangible book value per common share, and the annualized return on average tangible common equity are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the

Company calculates by dividing common shareholders' equity by common shares outstanding. The Company calculates the annualized return on average tangible common equity ratio by dividing net income available to common shareholders by average tangible common equity which is calculated by excluding the average balance of intangible assets from the average common shareholders’ equity. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions. The table below provides a reconciliation of these non-GAAP financial measures with financial measures defined by GAAP.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income. The efficiency ratio measures a bank’s overhead as a percentage of its revenue.
(3) Excludes loans held for sale.

GAAP Reconciliation (Unaudited)
(dollars in thousands except per share data)
	Three Months Ended	Nine Months Ended	Year Ended	Three Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2020	December 31, 2019	September 30, 2019	September 30, 2019
Common shareholders' equity		$1,223,402	$1,190,681		$1,184,594
Less: Intangible assets		(105,165)	(104,739)		(104,915)
Tangible common equity		$1,118,237	$1,085,942		$1,079,679
Book value per common share		$37.96	$35.82		$35.13
Less: Intangible book value per common share		(3.26)	(3.15)		(3.11)
Tangible book value per common share		$34.70	$32.67		$32.02
Total assets		$10,106,294	$8,988,719		$9,003,467
Less: Intangible assets		(105,165)	(104,739)		(104,915)
Tangible assets		$10,001,129	$8,883,980		$8,898,552
Tangible common equity ratio		11.18%	12.22%		12.13%
Average common shareholders' equity	$1,137,826	$1,193,988	$1,172,051	$1,197,513	$1,164,542
Less: Average intangible assets	(105,106)	(104,826)	(105,167)	(105,034)	(105,297)
Average tangible common equity	$1,032,720	$1,089,162	$1,066,884	$1,092,479	$1,059,245
Net Income Available to Common Shareholders	$41,346	$93,325	$142,943	$36,495	$107,487
Average tangible common equity	$1,032,720	$1,089,162	$1,066,884	$1,092,479	$1,059,245
Annualized Return on Average Tangible Common Equity	15.93%	11.45%	13.40%	13.25%	13.57%

	Eagle Bancorp, Inc.
	Consolidated Balance Sheets (Unaudited)
	(dollars in thousands, except per share data)
Assets	September 30, 2020	December 31, 2019	September 30, 2019
Cash and due from banks	$7,559	$7,539	$6,657
Federal funds sold	30,830	38,987	27,711
Interest bearing deposits with banks and other short-term investments	818,719	195,447	361,154
Investment securities available for sale, at fair value (amortized cost of $956,803, $839,192, and $701,956, and allowance for credit losses of $156, $0, and $0, as of September 30, 2020, December 31, 2019 and September 30, 2019, respectively).	977,570	843,363	708,545
Federal Reserve and Federal Home Loan Bank stock	40,061	35,194	28,725
Loans held for sale	79,084	56,707	52,199
Loans	7,880,255	7,545,748	7,559,161
Less allowance for credit losses	(110,215)	(73,658)	(73,720)
Loans, net	7,770,040	7,472,090	7,485,441
Premises and equipment, net	12,204	14,622	14,515
Operating lease right-of-use assets	27,180	27,372	26,552
Deferred income taxes	36,363	29,804	29,722
Bank owned life insurance	76,326	75,724	74,726
Intangible assets, net	105,165	104,739	104,915
Other real estate owned	4,987	1,487	1,487
Other assets	120,206	85,644	81,118
Total Assets	$10,106,294	$8,988,719	$9,003,467
Liabilities and Shareholders' Equity
Deposits:
Noninterest bearing demand	$2,384,108	$2,064,367	$2,051,106
Interest bearing transaction	823,607	863,856	918,011
Savings and money market	3,956,553	3,013,129	3,034,530
Time, $100,000 or more	553,949	663,987	772,340
Other time	460,568	619,052	626,526
Total deposits	8,178,785	7,224,391	7,402,513
Customer repurchase agreements	24,293	30,980	30,297
Other short-term borrowings	300,000	250,000	100,000
Long-term borrowings	267,980	217,687	217,589
Operating lease liabilities	30,457	29,959	29,586
Reserve for unfunded commitments	5,092	—	—
Other liabilities	76,285	45,021	38,888
Total liabilities	8,882,892	7,798,038	7,818,873
Shareholders' Equity
Common stock, par value $.01 per share; shares authorized 100,000,000, shares
issued and outstanding 32,228,636, 33,241,496, and 34,539,853, respectively	320	331	336
Additional paid in capital	442,592	482,286	502,566
Retained earnings	766,219	705,105	677,055
Accumulated other comprehensive income	14,271	2,959	4,637
Total Shareholders' Equity	1,223,402	1,190,681	1,184,594
Total Liabilities and Shareholders' Equity	$10,106,294	$8,988,719	$9,003,467

	Eagle Bancorp, Inc.
	Consolidated Statements of Income (Unaudited)
	(dollars in thousands, except per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
Interest Income	2020	2019	2020	2019
Interest and fees on loans	$89,296	$102,297	$278,979	$302,007
Interest and dividends on investment securities	4,141	4,904	14,139	15,740
Interest on balances with other banks and short-term investments	384	1,762	2,104	4,533
Interest on federal funds sold	12	71	84	167
Total interest income	93,833	109,034	295,306	322,447
Interest Expense
Interest on deposits	10,995	24,576	44,055	67,937
Interest on customer repurchase agreements	84	82	257	255
Interest on other short-term borrowings	505	408	1,363	1,983
Interest on long-term borrowings	3,211	2,979	9,486	8,937
Total interest expense	14,795	28,045	55,161	79,112
Net Interest Income	79,038	80,989	240,145	243,335
Provision for Credit Losses	6,607	3,186	40,654	10,146
Provision for Unfunded Commitments	(2,078)	—	974	—
Net Interest Income After Provision For Credit Losses	74,509	77,803	198,517	233,189
Noninterest Income
Service charges on deposits	1,061	1,494	3,428	4,794
Gain on sale of loans	12,226	2,563	16,249	5,874
Gain on sale of investment securities	115	153	1,650	1,628
Increase in the cash surrender value of bank owned life insurance	413	431	1,655	1,285
Other income	4,029	1,673	12,827	5,384
Total noninterest income	17,844	6,314	35,809	18,965
Noninterest Expense
Salaries and employee benefits	19,388	19,095	54,289	60,482
Premises and equipment expenses	5,125	3,503	12,414	11,007
Marketing and advertising	928	1,210	3,117	3,626
Data processing	2,700	2,183	7,955	7,161
Legal, accounting and professional fees	3,097	3,625	14,064	8,074
FDIC insurance	2,152	85	5,556	2,327
Other expenses	3,525	3,772	11,759	12,459
Total noninterest expense	36,915	33,473	109,154	105,136
Income Before Income Tax Expense	55,438	50,644	125,172	147,018
Income Tax Expense	14,092	14,149	31,847	39,531
Net Income	$41,346	$36,495	$93,325	$107,487
Earnings Per Common Share
Basic	$1.28	$1.07	$2.88	$3.12
Diluted	$1.28	$1.07	$2.88	$3.12

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields And Rates (Unaudited)
(dollars in thousands)
	Three Months Ended September 30,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$1,275,932	$384	0.12%	$344,853	$1,762	2.03%
Loans held for sale (1)	79,354	567	2.86%	49,765	492	3.95%
Loans (1) (2)	7,910,260	88,730	4.46%	7,492,816	101,805	5.39%
Investment securities available for sale (2)	906,990	4,141	1.82%	741,907	4,904	2.62%
Federal funds sold	33,403	11	0.13%	25,855	71	1.09%
Total interest earning assets	10,205,939	93,833	3.66%	8,655,196	109,034	5.00%
Total noninterest earning assets	376,681			341,452
Less: allowance for credit losses	109,025			73,242
Total noninterest earning assets	267,656			268,210
TOTAL ASSETS	$10,473,595			$8,923,406
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$756,005	$483	0.25%	$791,785	$1,828	0.92%
Savings and money market	3,998,603	4,929	0.49%	2,922,751	13,606	1.85%
Time deposits	1,112,664	5,583	2.00%	1,444,328	9,142	2.51%
Total interest bearing deposits	5,867,272	10,995	0.75%	5,158,864	24,576	1.89%
Customer repurchase agreements	28,523	84	1.17%	27,809	82	1.17%
Other short-term borrowings	300,003	506	0.66%	100,100	408	1.59%
Long-term borrowings	267,946	3,211	4.69%	217,555	2,979	5.36%
Total interest bearing liabilities	6,463,744	14,796	0.91%	5,504,328	28,045	2.02%
Noninterest bearing liabilities:
Noninterest bearing demand	2,724,640			2,160,450
Other liabilities	74,066			61,115
Total noninterest bearing liabilities	2,798,706			2,221,565
Shareholders’ Equity	1,211,145			1,197,513
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,473,595			$8,923,406
Net interest income		$79,037			$80,989
Net interest spread			2.75%			2.98%
Net interest margin			3.08%			3.72%
Cost of funds			0.58%			1.28%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $5.4 million and $4.3 million for the three months ended September 30, 2020 and 2019, respectively.
(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Eagle Bancorp, Inc.
Consolidated Average Balances, Interest Yields and Rates (Unaudited)
(dollars in thousands)
	Nine Months Ended September 30,
	2020			2019
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
ASSETS
Interest earning assets:
Interest bearing deposits with other banks and other short-term investments	$990,051	$2,104	0.28%	$285,150	$4,533	2.13%
Loans held for sale (1)	66,158	1,605	3.23%	34,265	1,041	4.05%
Loans (1) (2)	7,859,188	277,373	4.71%	7,265,726	300,966	5.54%
Investment securities available for sale (1)	865,484	14,139	2.18%	784,970	15,740	2.68%
Federal funds sold	33,424	84	0.34%	21,352	167	1.05%
Total interest earning assets	9,814,305	295,305	4.02%	8,391,463	322,447	5.14%
Total noninterest earning assets	368,974			339,355
Less: allowance for credit losses	99,198			70,902
Total noninterest earning assets	269,776			268,453
TOTAL ASSETS	$10,084,081			8,659,916
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing liabilities:
Interest bearing transaction	$787,434	$2,679	0.45%	$696,825	$4,206	0.81%
Savings and money market	3,751,397	21,619	0.77%	2,781,663	37,848	1.82%
Time deposits	1,199,654	19,757	2.20%	1,406,237	25,883	2.46%
Total interest bearing deposits	5,738,485	44,055	1.03%	4,884,725	67,937	1.86%
Customer repurchase agreements	29,710	257	1.16%	29,617	255	1.15%
Other short-term borrowings	273,452	1,364	0.66%	113,845	1,983	2.30%
Long-term borrowings	257,265	9,486	4.84%	217,458	8,937	5.42%
Total interest bearing liabilities	6,298,912	55,162	1.17%	5,245,645	79,112	2.02%
Noninterest bearing liabilities:
Noninterest bearing demand	2,519,867			2,183,412
Other liabilities	71,314			66,318
Total noninterest bearing liabilities	2,591,181			2,249,730
Shareholders’ equity	1,193,988			1,164,541
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,084,081			$8,659,916
Net interest income		$240,143			$243,335
Net interest spread			2.85%			3.12%
Net interest margin			3.27%			3.88%
Cost of funds			0.75%			1.26%
(1) Loans placed on nonaccrual status are included in average balances. Net loan fees and late charges included in interest income on loans totaled $16.1 million and $13.1 million for the nine months ended September 30, 2020 and 2019, respectively.

(2) Interest and fees on loans and investments exclude tax equivalent adjustments.

Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
		Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
Income Statements:	2020	2020	2020	2019	2019	2019	2019	2018
Total interest income	$93,833	$97,672	$103,801	$107,183	$109,034	$108,279	$105,134	$105,581
Total interest expense	14,795	16,309	24,057	26,473	28,045	26,950	24,117	23,869
Net interest income	79,038	81,363	79,744	80,710	80,989	81,329	81,017	81,712
Provision for credit losses	6,607	19,737	14,310	2,945	3,186	3,600	3,360	2,600
Provision for unfunded commitments	(2,078)	940	2,112	—	—	—	—	—
Net interest income after provision for credit losses	74,509	60,686	63,322	77,765	77,803	77,729	77,657	79,112
Noninterest income (before investment gain (loss))	17,729	11,782	4,648	6,845	6,161	5,797	5,379	6,060
Gain (loss) on sale of investment securities	115	713	822	(111)	153	563	912	29
Total noninterest income	17,844	12,495	5,470	6,734	6,314	6,360	6,291	6,089
Salaries and employee benefits	19,388	17,104	17,797	19,360	19,095	17,743	23,644	15,907
Premises and equipment	5,125	3,468	3,821	3,380	3,503	3,652	3,852	3,969
Marketing and advertising	928	1,111	1,078	1,200	1,210	1,268	1,148	1,147
Other expenses	11,474	13,209	14,651	10,786	9,665	10,696	9,660	10,664
Total noninterest expense	36,915	34,892	37,347	34,726	33,473	33,359	38,304	31,687
Income before income tax expense	55,438	38,289	31,445	49,773	50,644	50,730	45,644	53,514
Income tax expense	14,092	9,433	8,322	14,317	14,149	13,487	11,895	13,197
Net income	41,346	28,856	23,123	35,456	36,495	37,243	33,749	40,317
Per Share Data:
Earnings per weighted average common share, basic	$1.28	$0.90	$0.70	$1.06	$1.07	$1.08	$0.98	$1.17
Earnings per weighted average common share, diluted	$1.28	$0.90	$0.70	$1.06	$1.07	$1.08	$0.98	$1.17
Weighted average common shares outstanding, basic	32,229,322	32,224,695	32,850,112	33,468,572	34,232,890	34,540,152	34,480,772	34,349,089
Weighted average common shares outstanding, diluted	32,250,885	32,240,825	32,875,508	33,498,681	34,255,889	34,565,253	34,536,236	34,460,985
Actual shares outstanding at period end	32,228,636	32,224,756	32,197,258	33,241,496	33,720,522	34,539,853	34,537,193	34,387,919
Book value per common share at period end	$37.96	$36.86	$36.11	$35.82	$35.13	$34.30	$33.25	$32.25
Tangible book value per common share at period end (1)	$34.70	$33.62	$32.86	$32.67	$32.02	$31.25	$30.20	$29.17
Dividend per common share	$0.22	$0.22	$0.22	$0.22	$0.22	$0.22	$—	$—
Performance Ratios (annualized):
Return on average assets	1.57%	1.12%	0.98%	1.49%	1.62%	1.74%	1.62%	1.90%
Return on average common equity	14.46%	9.84%	7.81%	11.78%	12.09%	12.81%	12.12%	14.82%

(continued)
Statements of Income and Highlights Quarterly Trends (Unaudited)
(dollars in thousands, except per share data)
		Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2019	2019	2019	2019	2018
Return on average tangible common equity	15.93%	10.80%	8.56%	12.91%	13.25%	14.08%	13.38%	16.43%
Net interest margin	3.08%	3.26%	3.49%	3.49%	3.72%	3.91%	4.02%	3.97%
Efficiency ratio (2)	38.10%	37.18%	43.83%	39.71%	38.34%	38.04%	43.87%	36.09%
Other Ratios:
Allowance for credit losses to total loans (3)	1.40%	1.36%	1.23%	0.98%	0.98%	0.98%	0.98%	1.00%
Allowance for credit losses to total nonperforming loans (4)	189.83%	184.52%	201.80%	151.16%	127.87%	192.70%	173.72%	429.72%
Nonperforming loans to total loans (3) (4)	0.74%	0.74%	0.61%	0.65%	0.76%	0.51%	0.56%	0.23%
Nonperforming assets to total assets (4)	0.62%	0.69%	0.56%	0.56%	0.66%	0.45%	0.50%	0.21%
Net charge-offs (annualized) to average loans (3)	0.26%	0.36%	0.12%	0.16%	0.08%	0.08%	0.19%	0.05%
Tier 1 capital (to average assets)	10.82%	10.63%	11.33%	11.62%	12.19%	12.66%	12.49%	12.08%
Total capital (to risk weighted assets)	16.72%	16.33%	15.44%	16.20%	16.08%	16.36%	16.22%	16.08%
Common equity tier 1 capital (to risk weighted assets)	13.19%	12.79%	12.14%	12.87%	12.76%	12.87%	12.69%	12.47%
Tangible common equity ratio (1)	11.18%	11.17%	10.70%	12.22%	12.13%	12.60%	12.59%	12.11%
Average Balances (in thousands):
Total assets	$10,473,595	$10,326,709	$9,447,663	$9,426,220	$8,923,406	$8,595,523	$8,455,680	$8,415,480
Total earning assets	$10,205,939	$10,056,500	$9,176,174	$9,160,034	$8,655,196	$8,328,323	$8,185,711	$8,171,010
Total loans	$7,910,260	$8,015,751	$7,650,993	$7,532,179	$7,492,816	$7,260,899	$7,038,472	$6,897,434
Total deposits	$8,591,912	$8,482,718	$7,696,764	$7,716,973	$7,319,314	$6,893,981	$6,987,468	$6,950,714
Total borrowings	$596,472	$598,463	$485,948	$449,432	$345,464	$470,214	$266,209	$342,637
Total shareholders’ equity	$1,211,145	$1,179,452	$1,191,180	$1,194,337	$1,197,513	$1,166,487	$1,128,869	$1,079,622
(1) Tangible common equity to tangible assets (the "tangible common equity ratio") and tangible book value per common share are non-GAAP financial measures derived from GAAP based amounts. The Company calculates the tangible common equity ratio by excluding the balance of intangible assets from common shareholders' equity and dividing by tangible assets. The Company calculates tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which the Company calculates by dividing common shareholders' equity by common shares outstanding. The Company considers this information important to shareholders as tangible equity is a measure that is consistent with the calculation of capital for bank regulatory purposes, which excludes intangible assets from the calculation of risk based ratios and as such is useful for investors, regulators, management and others to evaluate capital adequacy and to compare against other financial institutions.
(2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income.
(3) Excludes loans held for sale.
(4) Nonperforming loans at September 30, 2019, includes a $16.5 million loan that was brought current shortly after quarter end.